UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported)	June 23, 2011

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number:  (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 23, 2011, Southern Community Financial Corporation, a registered bank holding company (the “Company”), (NASDAQ: SCMF and SCMFO), entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”).  Under the Written Agreement, the Company shall not, without Federal Reserve approval:

•	Declare or pay any dividends;
•	Directly or indirectly take distributions representing a reduction in capital from its subsidiary bank;
•	Make any distributions on subordinated debentures or trust preferred securities;
•	Directly or indirectly incur, increase or guarantee any debt; or
•	Purchase or redeem any shares of its stock.

Under the terms of the Written Agreement, the Company has also agreed to, within the time periods specified therein: (a) submit to the Federal Reserve an acceptable written plan to maintain sufficient capital at the Company on a consolidated basis; (b) submit to the Federal Reserve a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes; (c) comply with the notice provisions pertaining to any changes in directors or senior management; (d) comply with regulatory restrictions on indemnification and severance payments; and (e) have its board of directors submit to the Federal Reserve written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof.

This description of the Written Agreement is a summary and does not purport to be a complete description of all of the terms of the Written Agreement and is qualified in its entirety by reference to the copy of the Written Agreement filed as Exhibit 10.1 to this report and incorporated by reference into its Item 1.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Written Agreement dated June 23, 2011 by and between Southern Community Financial Corporation and the Federal Reserve Bank of Richmond.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

June 28, 2011	By:	/s/ James Hastings
	Name:	James Hastings
	Title:	Chief Financial Officer